UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 31, 2012

EASTGROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-07094	13-2711135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 East Capitol Street, Suite 400, Jackson, MS 39201
(Address of Principal Executive Offices, including zip code)

(601) 354-3555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2012, EastGroup Properties, Inc., a Maryland corporation (the “Company”) and EastGroup Properties, L.P. (the “Operating Partnership”), entered into a Loan Agreement by and among the Company and the Operating Partnership, as borrowers, each of the financial institutions party thereto as lenders, PNC Bank, National Association, as administrative agent, U.S. Bank National Association, as syndication agent, and PNC Capital Markets LLC, as lead arranger and book runner (the “Loan Agreement”).

The Loan Agreement provides for an $80.0 million unsecured term loan with a maturity date of August 15, 2018. Borrowings under the Loan Agreement will bear interest, at the Company's option, at the Base Rate Option (as defined in the Loan Agreement) plus a margin of 0.40% to 1.50% or one month, two month, three month or six month LIBOR plus a margin of 1.40% to 2.50%, in each case depending on the Company's leverage or credit ratings. The Company elected a one-month LIBOR Option and the margin is 1.90% based on the Company's current leverage and credit ratings. The Loan Agreement also calls for other customary fees and charges. The Company entered into an interest rate swap to convert this LIBOR rate to a fixed interest rate, providing the Company an effective fixed interest rate under the Loan Agreement of 2.92% per annum as of closing.

The Loan Agreement contains a number of customary restrictions on the Company's business, including restrictions on the Company's ability to make certain investments, and also includes various financial covenants, including a maximum secured indebtedness ratio, a minimum fixed charge coverage ratio, a minimum tangible net worth requirement, a minimum unencumbered interest coverage ratio and a maximum total leverage ratio. The Loan Agreement also contains customary affirmative covenants and events of default, including a cross default to the Company's other indebtedness and the occurrence of a change of control. If a material default exists under the term loan, the Company's ability to pay dividends would be limited to the amount necessary to maintain the Company's status as a real estate investment trust. The Loan Agreement includes various customary remedies for the lenders following an event of default, including the acceleration of repayment of outstanding amounts under the Loan Agreement. These restrictions, affirmative covenants, events of default and remedies are generally the same as those provided in the Company's other unsecured indebtedness. In addition, the Company's obligations under the Loan Agreement are guaranteed by certain of the Company's subsidiaries.

Affiliates of certain lenders under the Loan Agreement have served, and may serve in the future, as underwriters in connection with public offerings of equity and debt securities by the Company. In addition, affiliates of certain lenders under the Loan Agreement have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company or its affiliates in the ordinary course of business for which they have received and may continue to receive customary fees and commissions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01  Financial Statements and Exhibits.

(d)    Exhibits.

10.1    Loan Agreement dated as of August 31, 2012 by and among EastGroup Properties, Inc., EastGroup Properties, L.P., each of the financial institutions party thereto as lenders, PNC Bank, National Association, as administrative agent, U.S. Bank National Association, as syndication agent, and PNC Capital Markets LLC, as lead arranger and book runner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    September 7, 2012

EASTGROUP PROPERTIES, INC.
By:	/s/ N. KEITH MCKEY
N. Keith McKey
Executive Vice President, Chief Financial Officer, Secretary and Treasurer